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                                                                   Exhibit 10.44

                         MASTER WASTE DISPOSAL AGREEMENT

     This Master Waste Disposal Agreement is executed as of this 10th day of September, 2002, by and between Safety-Kleen Services, Inc., a Delaware corporation (together with all of its operating subsidiaries hereinafter referred to as "Safety-Kleen") and Clean Harbors Environmental Services, Inc., (together with all of its operating subsidiaries, hereinafter collectively referred to as "Clean Harbors"), a Massachusetts corporation and a wholly owned subsidiary of Clean Harbors, Inc. ("CHI").

     WHEREAS, Safety-Kleen has, through its subsidiaries, operated (i) the Chemical Services Division, which is primarily engaged in the business of providing hazardous, industrial and non-hazardous waste collection, treatment, storage and disposal in the United States and Canada (the "CSD"), and (ii) the Branch Sales and Services Division which is primarily engaged in the business of collection and recycling of hazardous, industrial and non-hazardous waste as an operating division of Safety-Kleen (the "BSSD") (Clean Harbors and the BSSD hereinafter referred to individually as a "Party" and collectively as the "Parties); and

     WHEREAS, in addition to its business with third-party customers, the CSD currently handles the collection, treatment and disposal of certain hazardous, industrial and non-hazardous waste generated by BSSD and certain of its customers; and

     WHEREAS, CHI is a party to a certain Acquisition Agreement dated as of February 22, 2002 ("Acquisition Agreement") between Safety-Kleen Services, Inc. and CHI pursuant to which CHI has agreed to purchase and Safety-Kleen Services, Inc. has agreed to sell substantially all of the assets of the CSD, including the stock of certain of the CSD companies; and

     WHEREAS, it is the intention of Clean Harbors to combine the CSD with the similar business now being conducted by Clean Harbors; and

     WHEREAS, it is of critical importance to Clean Harbors and CHI, and a condition of CHI's willingness to enter into and close under the Acquisition Agreement, that Safety-Kleen enter into a Master Waste Disposal Agreement whereby Safety-Kleen and any successor entity (or entities) from its Chapter 11 Bankruptcy proceeding will thereafter utilize Clean Harbors to dispose of or process certain of the Waste generated or handled by the BSSD as identified in Exhibit A (Exhibit A reflects the Waste generated or handled by the BSSD and disposed of or processed by the CSD on or about the date of the Acquisition Agreement) attached hereto and incorporated herein, to the extent that such Waste is transferable by the BSSD, at prices determined in accordance with this Agreement; and

     WHEREAS, it is of critical importance to Safety-Kleen, and a condition of Safety-Kleen's willingness to enter into and close the Acquisition Agreement, that Clean Harbors enter into a Master Waste Disposal Agreement whereby Clean Harbors and any successor entity (or entities) will thereafter utilize Safety-Kleen to dispose of or process certain Waste generated or handles by Clean Harbors, as identified in Exhibit B (Exhibit B reflects the Waste generated or handled by the CSD and disposed of or processed by the BSSD on or about the date of the

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Acquisition Agreement) attached hereto and incorporated herein, to the extent such Waste is transferable by Clean Harbors, at prices determined in accordance with this Agreement; and

     WHEREAS, it is the intent of Safety-Kleen that it utilize Clean Harbors to dispose of or process certain of the Waste generated or handled by the BSSD in the same manner that Safety-Kleen utilized the CSD to dispose of or process such Waste prior to the closing of the Acquisition Agreement; and

     WHEREAS, it is the intent of Clean Harbors that it utilize Safety-Kleen to dispose of or process certain of the Waste generated or handled by the CSD in the same manner that Safety-Kleen utilized the BSSD to dispose of or process such Waste prior to the closing of the Acquisition Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants set forth below the parties agree as follow:

     1. Definitions. As used in this Agreement and any Appendix hereto, the following capitalized terms shall have the meanings stated below, or as indicated elsewhere in this Agreement.

     "Acquisition Agreement" has the meaning set forth in the Recitals.

     "Alternate Facility" has the meaning set forth in Section 4.

     "Alternate Facility Notice" has the meaning set forth in Section 4.

     "Business Days" shall mean Monday through Friday excluding national holidays.

     "CHI" has the meaning set forth in the Preamble.

     "Clean Harbors" has the meaning set forth in the Preamble.

     "CSD" has the meaning set forth in the Recitals.

     "Disposal Contract" shall mean a contract or contracts mutually agreed upon by the Parties with respect to waste disposal or processing services to be provided by the Parties, in the forms attached hereto as Exhibit C and Exhibit D, as the same may be modified in writing by the Parties from time to time.

     "Disposal Decision" shall mean a determination by a Facility to accept or reject a given Waste for disposal or processing, based on the acceptance criteria of the Facility.

     "Disposal Request" shall mean notification of a Party, either orally or in writing, of a desire by the other Party to deliver a Waste to a Facility for disposal or processing. No Disposal Request may be made until a favorable Disposal Decision has been made and an appropriate Disposal Contract shall have been executed by the Parties.

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     "Facility" shall mean any treatment, storage or disposal facility (i) that is permitted by applicable governmental authority to accept any type of Waste,
(ii) which the Parties, either directly or through any subsidiary or affiliate, owns or operates, and (iii) which the Parties designate in writing on the list of Facilities. An initial list of the Clean Harbors Facilities is attached hereto as Exhibit E. An initial list of the Safety-Kleen facilities is attached hereto as Exhibit F. Conversely, the term "Facility" shall not apply, after sixty (60) days prior written notice to the other Party, to any of such Facilities which are no longer permitted to accept Waste by applicable government regulations and/or the policies and procedures of the affected Party.

     "Party" has the meaning set forth in the Recitals.

     "Parties" has the meaning set forth in the Recitals.

     "Permit" shall mean a Facility's respective RCRA or TSCA permit, as from time to time amended or modified, together with all appropriate other local, state, provincial and federal permits applicable to the Waste handled or managed by the particular Facility.

     "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, and any regulation issued thereunder.

     "Safety-Kleen" has the meaning set forth in the Preamble.

     "TSCA" shall mean the Toxic Substances Control Act of 1976, as amended, and any regulations issued thereunder.

     "Waste" shall mean each Party's respective Waste set forth on Exhibit A and Exhibit B.

     2. Term. The term of this Agreement shall be for a period of three (3) years, commencing on the Closing Date, as defined in the Acquisition Agreement, and terminating on the third anniversary date thereof.

     3. Calculation of Disposal Fees. Provided that the Party seeking payment of fees is in compliance with the terms and provisions of the respective Disposal Contracts, the fees payable by the Party obligated to pay for disposal of Waste, at any of the Facilities shall be determined in accordance with the schedule attached hereto as Exhibit G. Exhibit G will be reviewed and revised at each quarterly meeting as described in Section 16 to ensure it reflects market pricing for such disposal or processing of Wastes.

     4. Disposal Commitment; Acceptance of Waste. Except as otherwise set forth in this Section 4, during the term of this Agreement each Party shall deliver the Waste listed on Exhibit A or Exhibit B, as the case may be, which it generates or handles through the BSSD or the CSD, as the case may be, for disposal, processing or treatment at the Facilities, and each Party shall accept, store, treat, process and dispose of all such Waste so delivered pursuant to this Agreement; provided, however, that the foregoing shall not prohibit or restrict either Party from utilizing an unrelated third party for disposal, processing or treatment of such Waste which is not being handled by the other Party at one of the Facilities, if such Party shall first have requested that the Waste be managed at one of the Facilities and the other Party shall either (i) notify such Party that it cannot handle or manage the particular Waste or (ii) fail to make a Disposal

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Decision within the appropriate Disposal Decision Deadline set forth in Section
6 below. In addition, following thirty (30) days written notice (the "Alternate Facility Notice") from a disposing Party that it has identified an alternate facility (the "Alternate Facility") operated by an unrelated third party that will reduce its transportation charges for any of its Waste, such Party may dispose of such Waste at the Alternate Facility unless the other Party notifies the disposing Party within such thirty (30) day period that it will change the fees payable by the disposing Party so that the aggregate amount to be paid (including disposal fees and transportation charges) is equivalent whether such Waste is disposed of at the other Party's Facility or the Alternate Facility. Immediately after giving an Alternate Facility Notice and, in the event the other Party does not change its fees after receiving an Alternative Facility Notice, each six (6) months thereafter for the term of this Agreement, the disposing Party can be required by the other Party to produce documentation (to the extent not against any applicable law) to certify the facts set forth in such Alternate Facility Notice. If a Party initially declines to reduce its disposal fees after receiving an Alternate Facility Notice and the disposing Party utilizes the Alternate Facility described in the Alternate Facility Notice, for the remaining term of this Agreement, the Party may subsequently decide to change its disposal fees so that the aggregate amount to be paid (including disposal fees, transportation charges and any contract termination charges) is equivalent whether such Waste is disposed of at the other Party's Facility or the Alternate Facility, in which case, the disposing Party must begin utilizing the other Party's Facility to dispose of such Waste. Notwithstanding anything to the contrary contained herein, CHI will not be required to deliver Waste of certain of its customers to the extent that such customers restrict the locations where such Waste may be handled to locations which do not include any of Safety-Kleen's Facilities.

     5. Waste Profiles. For the term of this Agreement, each Party may utilize the waste profile sheets currently established and on file for Waste presently originating from the BSSD, the CSD or directly from its respective customers; provided, however, each Party reserves the right to require periodic recertification (including, a representative sample of Waste) of any Waste stream for which a waste profile sheet is currently maintained, and such other recertification as may be required by the requesting Party's policies and procedures or by government regulations.

     6. Disposal Decision and Disposal Request Deadlines. Each Party shall render Disposal Decisions on Waste offered for disposal or processing by the other Party in accordance with the following schedule: (a) for Disposal Decisions that require the receiving Party to perform laboratory analysis, a decision will be rendered and communicated within ten (10) Business Days from receiving a complete Waste profile sheet and sample, and (b) for Disposal Decisions for which the shipping Party has provided the laboratory analysis in accordance with Section 5, or for which laboratory analysis is not required, a Disposal Decision will be rendered and communicated within three (3) Business Days from receipt of completed paperwork.

     Each Party shall communicate a scheduled delivery date within two (2) Business Days after a Disposal Request is received from the other Party.

     7. Termination of Disposal. In the event that either Party decides or is required by law to cease accepting a Waste at a Facility for which a waste profile sheet then exists, the other Party shall be given thirty (30) days advance written notice thereof, provided that in the event

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that the affected Party is obligated to cease accepting a Waste due to a force majeure event, as defined below, this notice provision shall not apply. During any period when a Party ceases to accept a particular Waste pursuant to this
Section 7, or is otherwise unable or unwilling to render services for any reason, shall be authorized to contract with competitors of the Party unable or unwilling to accept the Waste on such terms as may be necessary to dispose of such particular Waste.

     8. Other Obligations of the Parties. Each Party may impose a late charge of up to one and one-half percent (1-1/2%) per month on amounts due under a Disposal Contract not paid in full within thirty (30) days after the date of the invoice. Except as superceded by the terms of this Agreement, delivery by a Party of Waste to the Facilities and disposal or processing of said Waste at such Facilities shall be pursuant, where applicable, to the terms of the Disposal Contracts, and any inconsistency between this Agreement and the Disposal Contracts shall be resolved in favor of and governed by this Agreement.

     9. Indemnification by Clean Harbors. Clean Harbors shall indemnify, defend and save harmless Safety-Kleen, and its subsidiary companies and its affiliates, and their present and future officers or directors (or officials), employees and agents, from and against any and all liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, and costs and expenses incidental thereto (including cost of defense, settlement, and reasonable attorneys' fee), which any or all of them may hereafter suffer, incur, be responsible for or pay out as a result of bodily injuries (including death) to any person, damage (including loss of use) to any property (public or private), contamination of or adverse effects on the environment, or any violation or alleged violation of statutes, ordinances, orders, rules or regulations of any governmental entity or agency, to the extent caused by (i) the breach of any warranties by Clean Harbors, or (ii) any negligent or willful act or omission of, or the breach of any environmental law by Clean Harbors, its employees or its subcontractors in the performance of this Agreement, except to the extent of the indemnification by Safety-Kleen provided for in Section 10 hereof.

     10. Indemnification by Safety-Kleen. Safety-Kleen shall indemnify and save harmless Clean Harbors and its affiliates, and its present and future officers or directors (or officials), employees and agents, from and against any and all liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, and costs and expenses incidental thereto (including cost of defense, settlement, and reasonable attorneys' fees), which any or all of them any hereafter suffer, incur, be responsible for or pay out as a result of bodily injuries (including death) to any person, damage (including loss of use) to any property (public or private), contamination of or adverse effects on the environment, or any violation or alleged violation of statutes, ordinances, orders, rules or regulations of any governmental entity or agency, to the extent caused by(i) the breach of any warranties by Safety-Kleen, or (ii) any negligent or willful act or omission of, or the breach of any environmental law by Safety-Kleen, its employees or its subcontractors in the performance of this Agreement, except to the extent of the indemnification by Clean Harbors provided for in Section 9 hereof.

     11. Indemnification Procedures. The Party seeking indemnification (indemnitee) shall give written notice to the indemnifying party (indemnitor) of a claim for indemnification within a reasonable time following indemnitee's first knowledge of the event or occurrence which gives rise to that claim. Upon receipt of notice, indemnitor shall have the right to certain counsel to

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defend, negotiate, adjust and/or settle a claim against indemnitee and indemnitor will pay reasonable attorneys' fees and other litigation expenses; provided, however, if indemnitor affirms its obligations to indemnify indemnitee with respect to a specific claim with counsel reasonably acceptable to indemnitee, then indemnitor shall thereafter not be responsible for the payment of legal fees for indemnitee's counsel and indemnitee may continue to have its counsel participate in any legal proceedings at indemnitee's sole cost and expense. Indemnitor has no obligation to indemnify indemnitee to the extent indemnitee fails to provide timely notice of a claim and such failure materially prejudices indemnitor's ability to defend, negotiate, adjust and/or settle the claim. Notwithstanding the foregoing or anything herein to the contrary, indemnitor shall not settle a claim against indemnitee without indemnitee's prior written approval.

     In no event shall either Party be liable to the other Party for any punitive, special, indirect, incidental or consequential damages, whether based in contract, warranty, indemnity or tort, negligence or strict liability.

     12. Force Majeure. The performance of this Agreement, except for the payment of money for services already rendered, may be suspended by either Party
(a) in the event that the delivery or transportation of Waste by such Party is prevented by a cause or causes beyond the reasonable control of such Party , or
(b) in the event that the transportation, storage, treatment, processing or disposal of Waste by such Party is prevented by a cause or causes beyond the reasonable control of such Party. Such causes shall include, but not be limited to, acts of God, acts of war, riot, fire, explosion, accident, flood, or sabotage; lack of adequate fuel, power, raw materials, labor or transportation facilities; government laws, regulations, requirements, orders or actions; breakage or failure of machinery or apparatus; national defense requirements; injunctions or restraining orders; labor trouble, strike, lockout or injunction (provided that neither Party shall be required to settle a labor dispute against its own best judgment).

     The Party asserting a right to suspend performance under this Section shall, within a reasonable time after it has knowledge of the effective cause, notify the other Party in writing of the cause for suspension, the performance suspended and the anticipated duration of suspension, and shall use its reasonable best efforts to rectify the effective cause of the suspension.

     13. Extension of Time; Waiver of Performance. The Parties may extend the time for or waive the performance of any of the obligations or warranties of the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and shall be signed by the Party extending or waiving the performance or decision deadline.

     14. Notice. Except for notice given pursuant to Section 8 hereof, any notice to a Party pursuant to this Agreement shall be given by certified or registered mail, or by private carrier providing evidence of receipt as part of its services, addressed as follows:

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     if to Clean Harbors:                        Clean Harbors Environmental
                                                 Services, Inc.
                                                 1501 Washington Street
                                                 Braintree, MA 02185

                                                 Attn: President

     with a copy to:                             Clean Harbors, Inc.
                                                 1501 Washington Street
                                                 Braintree, MA 02185
                                                 Attn: William J. Geary
                                                 Executive Vice President and
                                                 General Counsel

     if to Safety-Kleen:                         Safety-Kleen Services, Inc.
                                                 1301 Gervais Street, Suite 300
                                                 Columbia, SC 29201
                                                 Attn: President

     with a copy to:                             Safety-Kleen Services, Inc.
                                                 1301 Gervais Street, Suite 300
                                                 Columbia, SC 29201
                                                 Attn: General Counsel

     or to such other address as may be designated in writing by either Party from time to time in accordance herewith, and shall be deemed delivered when placed in the mail or given to private carrier so addressed, with postage prepaid.

     15. Contract Administrators. During the term of this Agreement, Clean Harbors and Safety-Kleen shall each designate a representative who shall act as the contact for matters arising under this Agreement and who shall assist in the administration of this Agreement.

     16. Quarterly Meeting. Representatives of Safety-Kleen and Clean Harbors shall meet at least once in each calendar quarter during the term of this Agreement to review the implementation of this Agreement, unless otherwise agreed to in writing. Alternatively, if agreed to by the Parties, such meeting may take place by telephone conference call.

     17. Access to Records; Confidential Information. The Parties shall afford their respective representatives such access during normal business hours and upon reasonable notice to each other's business records as may be necessary to ascertain their compliance with the terms of this Agreement, including, in the case of environmental audits from time to time conducted by either Party, access to such records of the Facilities demonstrating compliance with applicable environmental laws or regulations. Except as required by law or as is necessary to perform this Agreement, any information obtained by either Party from the other shall not be disclosed or used by such Party for any purpose other than for which it was intended pursuant to this Agreement, and except as required by law, neither Party shall disclose to others the terms of this Agreement. Notwithstanding the foregoing, nothing contained herein or elsewhere in this

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Agreement shall require either Party to disclose to the other Party or permit the other Party to examine proprietary or confidential information.

     18. Mediation of Disputes. The Parties agree to mediate any dispute or claim between them arising out of this Agreement before resorting to arbitration or court action. Mediation is a process in which parties attempt to resolve a dispute by submitting it to an impartial, neutral mediator who is authorized to facilitate the resolution of the dispute but who is not empowered to impose a settlement on the parties. Mediation fees, if any, shall be divided equally among the Parties involved. Before the mediation begins, the Parties agree to sign a document limiting the admissibility in arbitration or any civil action of anything said, any admission made, and any documents prepared, in the course of the mediation, consistent with Evidence Code Section 1119. If any Party commences an arbitration or court action based on a dispute or claim to which this Section 18 applies without first attempting to resolve the matter through mediation, then in the discretion of the arbitrator(s) or judge, that Party shall not be entitled to recover attorneys' fees even if they would otherwise be available to that Party in any such arbitration or court action.

     19. Assignment. This Agreement shall not be transferred or assigned except to a parent, successor, subsidiary or other affiliated company of either Party and except as collateral security to an institutional lender which shall have all of the rights of a secured Party under the Uniform Commercial Code; provided, however, that no such transfer or assignment shall operate to relieve either Party of its responsibilities under this Agreement.

     20. Construction of Agreement. This instrument is to take effect as a sealed instrument and is to be construed according to the laws of the Commonwealth of Delaware. This instrument sets forth the entire agreement between the Parties with respect to the subject matter hereof and is binding upon and inures to the benefit of the Parties hereto and their respective subsidiaries, affiliates, legal successors and assigns. It may be canceled, modified or amended only by a written instrument executed by the Parties. In no event shall the preprinted terms or conditions found on any Safety-Kleen or Clean Harbors purchase or work order or similar document be considered an amendment, modification or supplement to this Agreement, even if such document is signed by representatives of both Parties; such preprinted terms and conditions shall be considered null and void and of no effect. The captions are used only as a matter of convenience, and are not to be considered a part of this Agreement or to be used in determining the intent of the Parties to it.

     21. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and constitute one and the same agreement.

     22. Confidentiality. The Parties shall protect the confidentiality of confidential business information obtained in connection with this Agreement ("Confidential Business Information"). Confidential Business Information shall include, without limitation, the terms of this Agreement, the terms and conditions of any pricing arrangements made pursuant tot his Agreement, the identity of either Party's customers, suppliers, or vendors. All information supplied by a Party to the other Party or otherwise obtained by a Party pursuant to this Agreement or in connection with the preparation of handling documents, any information regarding the other Party's plans,

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programs, plants, processes, products, costs, customers, suppliers, vendors, equipment or operations that may come within the knowledge of the other Party in connection with the activities arising from the performance of this Agreement, and any other information relating to the business or affairs of either Party shall hereafter indicate in writing to the other Party to be "proprietary" or "confidential." Except for the identity of a Party's customers, Confidential Business Information shall not include information that is required to be disclosed under state or federal laws or regulations, or any information that
(i) has been published and has become a part of the public domain by the acts or omissions of a Party (ii) was in the other Party's possession prior to disclosure or (ii) has been received from a third Party without restrictions on its disclosure. Neither Party shall disclose any Confidential Business Information to any person, other than its employees or agents who require such Confidential Business Information in connection with the performance of services pursuant to this Agreement. Both Parties shall use reasonable efforts to ensure that such employees and agents shall themselves protect the confidentiality of such Confidential Business Information. Upon termination of this Agreement, the Parties shall return to the other Party (and require its employees and agents to do likewise) all copies of documents containing Confidential Business Information (other than documents specifically required by law to be retained by the other Party) and may retain one copy of its own for archival purposes only provided, however, the confidentiality of the archival copy is maintained and shall survive termination of this Agreement.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                           CLEAN HARBORS ENVIRONMENTAL SERVICES, INC.


                           By:  /s/ Alan McKim
                                -----------------------------------
                           Its: President


                           SAFETY-KLEEN SERVICES, INC.


                           By:  /s/ James K. Lehman
                                -----------------------------------
                           Its: Sole Director